Exhibit 99.1

Contact:	Harrison Wise
Rubenstein Public Relations
212-843-8001
hwise@rubensteinpr.com

John McCook
Rubenstein Public Relations
212-843-8074
jmccook@rubensteinpr.com

IMSI® Closes Acquisition of AccessMedia Networks, Inc.

Entity Will Operate Under Broadcaster, Inc., an Internet Entertainment Network

Los Angeles, CA — IMSI® (OTCBB: IMSI), a leading developer and publisher of software, today announced it has closed its acquisition of AccessMedia Networks, Inc., an Internet entertainment network with proven virtual set top box technology for delivering real-time and interactive media over the Internet. IMSI shareholders overwhelmingly approved of the issuance of IMSI shares to holders of AccessMedia common stock in connection with the merger. The combined company will operate under the name Broadcaster, Inc., and will continue to trade on the Bulletin Board under the ticker IMSI.OB pending the assignment of a new symbol.

Following the closing of the merger, Broadcaster Inc. expects to globally launch its Internet entertainment network (www.broadcaster.com), providing consumers with access to online entertainment that is fast, easy, safe, fun and of great value. Broadcaster’s Internet Entertainment Network will offer a wide variety of on-demand programming including movies, music, TV shows, viral videos, mobile media, games, news, sports, and other entertainment focused content, in one place that can be viewed or downloaded anytime, and on any device.

"We are gratified to receive such overwhelming support by our shareholders in approving this merger with a leader in the content delivery and technology space,” said Martin Wade, Chief Executive Officer, IMSI. “As a result of this merger, we intend to provide the most feature-rich entertainment network available on the Internet, giving consumers complete control of their entertainment experience allowing them to choose what, when and on which device they want to view media and content 24/7.”

Broadcaster provides users with delivery of both short and long form digital entertainment content −− giving them the power to download content to their desktop computer, laptop, PSP, iPod or preferred mobile entertainment device. Broadcaster will enable consumers to easily find, organize, download and enjoy the growing volumes of high quality content available online. These capabilities span Broadcaster’s proprietary media library, media under license, and media readily available on the Internet. Broadcaster is also in discussions with major studios, cable and television networks, music labels, and game producers to become a gateway for the direct delivery of first run movies, popular television shows, music and online games.

Broadcaster, Inc. is headquartered in Los Angeles, CA and its telephone number is (818) 206-0598. For additional information about Broadcaster, Inc., please visit the company's website at www.broadcaster.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a results of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in the Form 10-KSB for the period ended June 30, 2005 and other company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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